Exhibit 99.1

Erickson Air-Crane Announces Strong Second Quarter 2013 Results

– Revenues up 81% to $69 million –

– GAAP Operating Income Increases 59% to $4.9 million, including acquisition and integration expenses of $4.0 million –

– Adjusted EBITDA up 73% to $17.2 million –

PORTLAND, Ore. – (BUSINESS WIRE) – July 29, 2013 – Erickson Air-Crane Incorporated (NASDAQ:EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services to a diverse mix of commercial and government customers and the vertically integrated manufacturer and operator of the powerful, heavy-lift helicopter, the Erickson S-64 Aircrane, today announced strong second quarter 2013 financial results.

Second Quarter and Recent Highlights

•	Revenue increased 81% to $68.6 million, primarily due to the May 2nd acquisition of Evergreen Helicopters, coupled with strong growth in infrastructure construction and timber harvesting

•	Adjusted EBITDA, which excludes acquisition and integration related expenses, increased 73% to $17.2 million

•	On May 2nd the Company issued $400 million of second priority senior secured notes due in 2020

•	Amended revolving credit facility increases the overall borrowing capacity to $125 million from $100 million

•	Key contract option renewals signed in the second quarter have provided strong visibility on the full year revenue projections

•	Executed binding purchase agreements to acquire Air Amazonia, subject to customary closing conditions

Second Quarter Results

Revenue for the quarter ended June 30, 2013 increased by 81% compared with the prior year second quarter, to $69 million. While all segments of the business performed strongly, revenue growth was primarily due to the acquisition of Evergreen Helicopters, Inc. (“Evergreen Helicopters”) during the second quarter of 2013. Erickson’s business, excluding Evergreen’s operations, was also up for the quarter as compared to the prior year, primarily driven by infrastructure construction and timber harvesting, partially offset by a decrease in firefighting revenues, following an exceptionally busy firefighting season in Q2 2012.

Udo Rieder, Chief Executive Officer of Erickson, commented, “We are very pleased with the strong financial results of the second quarter. We made tremendous operational and strategic progress in the quarter, across every aspect of our business. We are demonstrating our ability to deliver results to our customers, partners, and shareholders. We executed well across all dimensions: financially, operationally and strategically.

Financially, we performed strongly while integrating the Evergreen Helicopters acquisition and working toward attaining a variety of identified synergies across the business. Operationally, we executed very well, maintained a strong safety record, increased fleet utilization, increased maintenance levels for the Evergreen Helicopters fleet and are making substantial progress on the integration of the two businesses. Strategically, in addition to dramatically expanding our business with the Evergreen Helicopters acquisition, we are also pleased to have recently announced our transaction to add the Air Amazonia business to our growing global business.”

As part of the integration of the Evergreen Helicopters business, the Company has realigned its reporting structure into two new segments: government and commercial. The Government segment includes defense and security, firefighting, and transport and other government related activities. The Commercial segment includes timber harvesting, infrastructure construction (including oil and gas) and MRO/Manufacturing.

Revenues from the Government segment during the second quarter of 2013 increased 140%, to $43.9 million as compared to $18.3 million in the prior year second quarter. This growth was primarily due to the inclusion of a partial quarter’s revenues from the Evergreen Helicopters acquisition. Revenues from the Commercial segment in the second quarter of 2013 increased 26% to $24.7 million as compared to the prior year second quarter total of $19.6 million. Commercial segment growth was broad-based, with gains in infrastructure construction, including strong results from the Company’s oil and gas business in South America and its timber harvesting.

The Company’s second quarter 2013 operating income grew 59% to $4.9 million as compared to $3.1 million in the prior year second quarter. This includes $4.0 million of acquisition and integration expenses that decreased operating income.

Other expenses in the second quarter of 2013 were $7.7 million as compared to $1.2 million in the prior year second quarter. Net interest expense increased to $6.5 million as compared to $1.7 million in the prior year second quarter. This increase was primarily driven by the Company’s recent debt financing, including its $400.0 million of 8.25% Second Priority Senior Secured Notes due 2020 (the “Notes”). Pursuant to the terms of the Notes, the funds in escrow will be released to redeem $45.0 million of the $400 million of Senior Notes within three business days after July 31, 2013.

The Company reported net loss in the second quarter of 2013 of $2.0 million as compared to net income of $1.1 million in the prior year second quarter. Net income and earnings per share, adjusted to exclude acquisition and integration costs, were $0.4 million and $0.04, respectively, for the second quarter, as presented in the table below.

Adjusted EBITDA, which excludes the effect of the acquisition and integration costs as presented in the table below, increased 73% to $17.2 million in the second quarter of 2013 as compared to $10.0 million in the prior year period.

Adjusted EBITDAR, which excludes the effect of the acquisition and integration costs as presented in the table below, was $20.5 million in the second quarter of 2013.

As of June 30, 2013 the Company had $34.9 million drawn on its revolving credit facility (excluding letters of credit) and $5.8 million in cash on its balance sheet. The Company’s borrowing capacity under its revolving line of credit was $85.5 million.

Udo Rieder, President and Chief Executive Officer of Erickson, commented, “As a result of the Evergreen Helicopters transaction, we are broadly diversified across aircraft type, customers, geography and range of mission capabilities. We are now well positioned to target a wide range of growth opportunities around the world and across many industries and end markets. We are very pleased with our results thus far this year and expect to see our performance accelerate as we move through the second half of 2013.”

Updated Guidance

The full year guidance provided below is operational and adjusted to exclude any acquisition or integration related expenses (including the $6.2 million incurred in the first two quarters and an estimated $11.0 million for the full year). The guidance also does not include any effect from the anticipated acquisition of Air Amazonia.

On a pro forma basis, which assumes the acquisition of Evergreen Helicopters and associated financing had occurred on January 1, 2013, the Company maintains its guidance and expects full year revenues in the range of $385 to $395 million, Adjusted EBITDA in the range of $108 to $116 million, and earnings per share of $1.36 to $1.58 based on an assumed share count of 13.8 million. The 13.8 million shares assumes the conversion of our approximately 4.0 million outstanding shares of preferred stock into the same number of shares of common stock on January 1, 2013.

On an as reported basis, projected full year fiscal 2013 revenues are in the range of $325 to $335 million which is in line with the Company’s previous guidance and an increase in projected Adjusted EBITDA for the full year in the range of $97 to $105 million. The earnings per share are projected to be in the range of $1.54 to $1.75 based on the assumed shares outstanding of 13.8 million.

Mr. Rieder concluded, “Our entire organization is energized to demonstrate that we have a unique ability to develop our business, position our company for growth, and deliver exceptional value to the full range of our constituencies, including our customers, partners, and our shareholders. We now have the infrastructure, capabilities, and resources to take advantage of our position as a global and broadly diversified company to address a wide range of growth opportunities and emerge as one of the world’s leading aviation services providers.”

The Company recently announced the signing of agreements to acquire Air Amazonia. The Company expects annual revenues related to this acquisition to be approximately $30.0 million and Adjusted EBITDA margins comparable to the base business. The transaction is subject to customary closing conditions and if completed, will be funded using the Company’s revolving line of credit. Pursuant to the terms of the Notes, the funds in escrow will be released to redeem $45.0 million of the $400 million of the Notes within three business days after July 31, 2013.

Conference Call

The Company will hold a conference call to discuss its earnings results for the second quarter ended June 30, 2013 on July 29, 2013 at 4:30 p.m. Eastern Time with prepared remarks by Udo Rieder, the Company’s President and Chief Executive Officer, and Chuck Ryan, the Company’s Chief Financial Officer, to be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at investors.ericksonaircrane.com. To access the call, dial toll-free 1-888-329-8893 or 1-719-325-2315 (international). The pass code is 9669665.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 9669665. The replay will be available beginning at 7:30 p.m. ET on Monday, July 29, 2013, and will last through 11:59 p.m. ET August 12, 2013.

About Erickson Air-Crane Incorporated

Erickson Air-Crane Incorporated is a leading global provider of aviation services to a diverse mix of commercial and government customers. The Company currently operates a diverse fleet of 85 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift S-64 Aircranes. This fleet supports a wide and worldwide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, firefighting, timber harvesting, infrastructure construction, and crewing. The Company also maintains a vertical manufacturing capability for the S-64 Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific. For more information, please visit http://www.ericksonaircrane.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include: the possibility that we do not complete the acquisition of Air Amazonia, or realize the benefits of the acquisition of Evergreen Helicopters or Air Amazonia on a timely basis or at all; our ability to integrate these businesses successfully or in a timely and cost-efficient manner; our ability to successfully enter new markets and manage international expansion; that we do not have extensive operating history in the aerial services segments in which Evergreen Helicopters and Air Amazonia operate nor with the types of aircraft we acquired in the Evergreen Helicopters acquisition and those we would Air Amazonia acquisition; that we do not have extensive operating history in South America, the Middle East and Africa, which are where Evergreen Helicopters and Air Amazonia provide aerial services; that we do not have any operating history providing services to the Department of Defense and related customers and projects, which are segments to which Evergreen Helicopters provides services; that the anticipated reduction in troops in Afghanistan in the near-term may adversely affect Evergreen Helicopters; that Evergreen Helicopters operates in certain dangerous and war-affected areas, which may result in hazards to its fleet and personnel; that, despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness; our failure to obtain any required financing on favorable terms; our safety record; the hazards associated with our helicopter operations, which involve significant risks and which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance; compliance with debt obligations and our substantial indebtedness, which could adversely affect our financial condition and impair our ability to grow and operate our business; cancellations; reductions or delays in customer orders; our ability to collect on customer receivables; weather and seasonal fluctuations that impact our Aircrane and other aerial services activities; competition; reliance on a small number of large customers; the impact of short-term contracts; the availability and size of the Aircrane fleet; the ability to implement production rate changes; the impact of government spending; the impact of product liability and product warranties; the ability to attract and retain qualified personnel; the impact of environmental and other regulations, including FAA regulations and similar international regulations; our ability to accurately forecast financial guidance; our ability convert backlog into revenues and appropriately plan expenses; worldwide economic conditions (including conditions in Greece and Italy); our reliance on a small number of manufacturers; the necessity to provide components or services to owners and operators of aircraft; our ability to effectively manage our growth; our ability to keep pace with changes in technology; our ability to adequately protect our intellectual property; our ability to successfully enter new markets and manage international expansion; our ability to expand and diversify our customer base; our ability to expand and market manufacturing and maintenance, repair and overhaul services; the potential unionization of our employees; the fluctuation in the price of fuel; our ability to access public or private debt markets; the impact of equipment failures or other events impacting the operation of our factories; and our ability to successfully manage any future acquisitions; as well as other risks and uncertainties more fully described under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K as well as the other reports we file with the SEC.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Net revenues:
Government	$43,855	$18,283	$61,462	$30,524
Commercial	24,735	19,594	44,068	34,962

Total net revenues	68,590	37,877	105,530	65,486
Total cost of revenues	51,100	27,557	78,767	51,126

Gross profit	17,490	10,320	26,763	14,360

Operating expenses:
General and administrative(1)	10,112	4,551	16,423	7,431
Research and development	1,005	1,476	1,918	2,430
Selling and marketing	1,476	1,220	3,865	3,081

Total operating expenses	12,593	7,247	22,206	12,942

Operating income (loss)	4,897	3,073	4,557	1,418
Other income (expense):
Interest expense, net	(6,495)	(1,748)	(7,851)	(4,013)
Interest income (expense) on tax contingencies	(311)	—	(311)	—
Amortization of debt issuance costs	(465)	(271)	(787)	(554)
Gain (loss) on early extinguishment of debt	(215)	—	(215)	—
Unrealized foreign exchange gain (loss)	(66)	(349)	140	41
Realized foreign exchange gain (loss)	(113)	352	(150)	315
Other income (expense), net	(60)	845	(341)	918

Total other income (expense)	(7,725)	(1,171)	(9,515)	(3,293)

Income (loss) before noncontrolling interest and income taxes	(2,828)	1,902	(4,958)	(1,875)
Income tax expense (benefit)	(1,031)	733	(2,167)	(734)

Net income (loss)	(1,797)	1,169	(2,791)	(1,141)
Less: Net (income) loss related to noncontrolling interest	(155)	(52)	(378)	(237)

Net income (loss) attributable to Erickson Air-Crane Incorporated	(1,952)	1,117	(3,169)	(1,378)
Dividends on redeemable preferred stock	—	286	—	2,794

Net income (loss) attributable to common stockholders	$(1,952)	$831	$(3,169)	$(4,172)

Net income (loss) per share attributable to common stockholders
Basic	$(0.20)	$0.10	$(0.33)	$(1.00)
Diluted	$(0.20)	$0.10	$(0.33)	$(1.00)
Weighted average shares outstanding
Basic	9,759,758	8,355,869	9,743,532	4,178,435
Diluted	9,759,758	8,355,869	9,743,532	4,178,435

(1)	General and Administrative Expenses includes $4.0 million and $6.2 million of acquisition and integration related expenses for the three and six months ended June 30, 2013.

ERICKSON AIR-CRANE INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$5,821	$1,468
Restricted cash	48,703	3,781
Accounts receivable, net	57,137	24,446
Prepaid expenses and other	5,238	1,426
Income tax receivable	1,364	1,048
Deferred tax assets	16,339	8,208

Total current assets	134,602	40,377
Aircraft support parts, net	114,940	93,041
Aircraft, net	113,084	66,673
Property, plant, and equipment, net	89,879	54,675
Goodwill and other intangible assets	266,425	—
Other noncurrent assets	33,319	2,057

Total assets	$752,249	$256,823

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$22,833	$8,746
Current portion of long-term debt	—	71,202
Accrued and other current liabilities	47,771	19,662
Income tax payable	1,524	6,275

Total current liabilities	72,128	105,885
Long-term debt, less current portion	450,840	26,674
Uncertain tax position	17,823
Other long-term liabilities	11,558	1,415
Deferred tax liabilities	20,007	17,481

Total liabilities	572,356	151,455
Series A redeemable preferred stock	78,044	—
Stockholders’ equity (deficit):
Common stock, $0.0001 par value. Authorized 110,000,000 shares at June 30, 2013 and December 31, 2012, respectively;
Common stock; 9,772,638 and 9,726,785 issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	101,631	101,833
Retained earnings (accumulated deficit)	(722)	2,447
Accumulated other comprehensive income (loss)	(97)	71

Total stockholders’ equity (deficit) attributable to Erickson Air-Crane Incorporated	100,813	104,352
Noncontrolling interest	1,036	1,016

Total stockholders’ equity (deficit)	101,849	105,368

Total liabilities and stockholders’ equity	$752,249	$256,823

Use of Non-GAAP Financial Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA means, with respect to any fiscal period, our EBITDA, adjusted for, without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net earnings (or loss) for such period: (i) extraordinary gains, (ii) non-cash items increasing consolidated net earnings for such period, excluding any items representing the impact of purchase accounting or the reversal of any accrual of, or cash reserve for, anticipated changes in any period, (iii) non-cash extraordinary losses, (iv) any other non-cash charges reducing consolidated net earnings for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period, (v) to the extent not capitalized, (A) non-recurring expenses, fees, costs and charges incurred and funded prior to, on or within 9 months after the closing date in connection with the ABL Revolver and the Evergreen Helicopters acquisition; and (B) expenses incurred and funded prior to, on, or within 2 years of the closing date in connection with the termination of the lease for the location that is the chief executive office of Evergreen Helicopters as of the closing date; and (vi) transaction related expenditures incurred and funded prior to, on or within 9 months of the date of consummation of (A) the Air Amazonia acquisition, (B) any permitted acquisition under the ABL Revolver, or (C) any investment that is permitted pursuant to the ABL Revolver, in the case of each of (A), (B), and (C), that arise out of cash charges related to deferred stock compensation, management bonuses, strategic market reviews, restructuring, retention bonuses, consolidation, severance or discontinuance of any portion of operations, termination of the lease for the headquarters of Evergreen Helicopters, employees or management of the target of such permitted acquisition, accrued vacation payments and working notices payments and other non-cash accounting adjustments.

The Company also uses adjusted EBITDAR in managing our business. Adjusted EBITDAR is determined by adding aircraft lease expense to adjusted EBITDA.

The Company also uses adjusted net income, and adjusted net income per share, in managing our business. We define adjusted net income as net income (loss) attributable to the Company, adjusted to exclude the effect of acquisition and integration related expenses and related tax effects. We define adjusted net income per share in the same manner, divided by the same number of shares of common stock used in calculating GAAP adjusted net income per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and should not be considered measures of the Company’s liquidity. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future.

The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
EBITDA and Adjusted EBITDA Reconciliation
Net income (loss) attributable to Erickson Air-Crane Incorporated	$(1,952)	$1,117	$(3,169)	$(1,378)
Interest expense, net	6,495	1,748	7,851	4,013
Tax expense (benefit)	(1,031)	733	(2,167)	(734)
Depreciation and amortization	8,474	5,264	13,874	8,742
Amortization of debt issuance costs	465	271	787	554

EBITDA	$12,451	$9,133	$17,176	$11,197

Acquisition and integration related expenses	3,982	—	6,245	—
Non-cash unrealized mark-to-market foreign exchange gains (losses)	66	349	(140)	(41)
Interest related to tax contingencies	311	—	311
Loss on early extinguishment of debt	215	—	215
Non-cash charges from awards to employees of equity interests	232	1,296	411	1,296
Other (gains) losses	(21)	(800)	(21)	(800)

Adjusted EBITDA	$17,236	$9,978	$24,197	$11,652

Aircraft lease expenses	3,219	—	3,222	—

Adjusted EBITDAR	$20,455	$9,978	$27,419	$11,652

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Net Income and Adjusted Net Income Reconciliation
Net income (loss) attributable to Erickson Air-Crane Incorporated	$(1,952)	$(3,169)
Acquisition and integration related expenses	3,982	6,245
Tax effect of acquisition and integration related expenses (assumed 40% rate)	(1,593)	(2,498)

Net impact of acquisition and integration costs on net income	2,389	3,747

Adjusted net income (loss) attributable to Erickson Air-Crane Incorporated	$437	$578

Net Income (Loss) Per Share Attributable To Common Stockholders Reconciliation
Net income (loss) attributable to common stockholders	$(1,952)	$(3,169)

Adjusted net income (loss) attributable to Erickson Air-Crane Incorporated	$437	$578
Weighted average shares outstanding
Basic	9,759,758	9,743,532
Diluted	9,811,496	9,779,551
Adjusted net income (loss) per share attributable to common stockholders
Basic	$0.04	$0.06
Diluted	$0.04	$0.06

Investor Relations Contact

James Palczynski

Sr. Managing Director

ICR, Inc.

(203) 682-8229

jp@icrinc.com